SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Adaptec Board Chairman Speaks Directly to Stockholders and Sets Record Straight

Urges Stockholders to Reject Minority Stockholder’s Proposals by Signing the GOLD Consent Revocation Card

MILPITAS, Calif. - (BUSINESS WIRE) - Oct. 28, 2009 - Adaptec, Inc. (NASDAQ: ADPT), the global leader in I/O innovation, today released the following letter to Adaptec’s stockholders from the Chairman of Adaptec’s Board of Directors:

To Our Stockholders:

In its quest for control of the Board of Adaptec, Steel Partners has unfortunately decided to avoid the real issues that drive stockholder value and instead has used “governance” as a smoke-screen and has even resorted to a misleading smear campaign attacking Adaptec’s chief executive officer. It is time to set the record straight, starting with how we arrived at this point.

In 2005, after the prior management team failed to integrate a series of acquisitions into a coherent product strategy and vision for the future, the Board recruited Adaptec’s current chief executive officer, S. “Sundi” Sundaresh. At the time, it was recognized that recovery would take time and would require shedding unprofitable businesses, repairing troubled relationships with key customers, replacing Adaptec’s supply chain with a more cost-effective solution, and creating a new product development strategy more in tune with emerging trends in IT and data center operations.

Against a backdrop of declining revenues from Adaptec’s legacy products, Mr. Sundaresh successfully sold or shut down unprofitable businesses, articulated a vision of leading-edge market opportunities that capitalized on Adaptec’s technical excellence, acquired and integrated a company that brought expertise that is central to Adaptec’s future product plans, and has recently launched new products that are meeting critical eco-friendly requirements of today’s data centers. In the process, under Mr. Sundaresh’s leadership, nearly all of Adaptec’s debt was repaid and cash balances grew to more than $350 million.

By 2007, however, the Company’s large cash position pushed it to the top of the spreadsheets at Steel. When that hedge fund threatened a proxy fight, the Board responded by giving Steel an opportunity to make good on its claims that it could be a good partner in creating value for all stockholders – claims that, today, appear to be without foundation. When Steel’s own financial and legal woes worsened this spring, Steel’s conduct in the boardroom also worsened: suddenly its threats of proxy fights and personal liability became incessant.

The real conflict, one that you should carefully consider, is this:

We believe Steel wants to turn Adaptec into a vehicle for leveraged “hedge fund” style investments. The Board majority has successfully resisted this approach, taking the position that without definitive shareholder guidance, such a move is inconsistent with why we think shareholders invested in Adaptec in the first place. To me, this is the REAL issue of “good governance.”

Last month, in an attempt to settle the consent solicitation, the Board majority offered to put a non-binding resolution on the agenda of the annual meeting so stockholders could voice their opinions, with the losing side agreeing to resign from the Board to clear a path for the execution of the stockholder’s will. Significantly, Steel called the proposal a “non-starter” and refused to even discuss it.

So today, Adaptec stands at a crossroad. Steel has declined to argue the merits of its real agenda (to date, it has offered no proposal to the Board for use of the Company’s cash assets). Instead, Steel has resorted to a campaign of misleading statements, creative press releases and personal attacks that seem designed to distract everyone from the real issues. It has singled out corporate governance as its whipping boy. Let me assure you that the Board has historically performed effectively and decisively and is currently doing its best to defend the Company from what is essentially a hostile takeover by a minority stockholder with a private agenda for your assets.

Unfortunately, RiskMetrics Group and Proxy Governance, Inc. have not invested adequate time to understand the real issues nor do they appear to have connected the dots and stayed neutral in what is a conflict more of business strategy and philosophy than governance. Fortunately, Glass, Lewis & Co. did. I urge you to come to your own conclusions in this matter and vote your preference.

The opposing proposals are clear and easy to understand:

Here is what Steel is offering you:

1.	A Board controlled by a hedge fund with demonstrated hostility to plans that would return excess cash to stockholders, but that has stated its support for what would presumably be a protracted stock buy-back that would disproportionately benefit Steel as non-sellers.

2.	A plan to give Adaptec the profile of a “blank check” company (Adaptec would be a SPAC, or Special Purpose Acquisition Company) albeit with an unknown or undisclosed investment purpose.

3.	A commitment to divest Adaptec of its high-technology heritage, its new products, and its future upside from the now-recovering operations at an historic low in the marketplace.

This is what I and a majority of the Adaptec Board want:

1.	To preserve an independent Board with high-technology operating and financial experience.

2.	A near-term return of excess capital (estimated by the Company to be between $140 - $175 million) to the stockholders.

3.	To remain open to a dispassionate analysis of all alternatives with an eye towards what is in your best interests as a stockholder, including acquisitions that could accelerate our growth or a sale of the Company.

4.	To continue efforts to generate new revenues from new leading-edge products that solve IT and data center problems.

5.	To continue seeking long-term value creation in fast growing and vital high- technology markets.

I, for one, do not favor the status quo on the Board. Indeed, no company can afford the luxury of the status quo when its technology business is in a fight for its life. There is more work to be done to translate our business recovery into stockholder wealth. That is why the Board has nominated a new slate, refreshing the seven-member Board with three highly qualified and independent director nominees.

In the meantime, the Board majority is committed to the will of the stockholders. Keep in mind that Adaptec has “majority voting” under our stockholder-friendly governance bylaws. Adaptec’s bylaws provide that if any nominee does not receive the support of a majority of the stockholder votes cast at that meeting, that nominee will not be elected to the Board.

If we are wrong in our assumption that you, the stockholders, have invested in a high-technology Company with the expectation of leading-edge products with market leadership in the future, or if we are wrong in our assumption that you believe we will be more objective and less self-interested stewards of your investment, then we will step aside and let Steel do what they will with your Company. It is your decision.

I urge you to reject Steel’s proposals, to look beyond the disingenuous referendum on our governance, beyond the inadequately considered recommendations of Risk Metrics Group and Proxy Governance, Inc. – and put in place a Board that can focus on the business of building Adaptec into the high-technology company it can be and generating value for stockholders.

I urge you to prevent Steel from hijacking Adaptec by not responding to Steel’s solicitation and by marking and mailing the “Yes, Revoke My Consent” boxes on the enclosed GOLD Consent Revocation card. If you have already submitted a white consent card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation Card immediately.

For further information, please contact Georgeson at 1- 800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

Adaptec has the resources and strategy to take it to the next level and, importantly, I am committed to acting in the best interests of all stockholders. Don’t let Steel take control of your Company, make investment decisions for you, or distract Adaptec from these value-creation efforts. I appreciate your support.

Sincerely,

/s/ JOSEPH S. KENNEDY
Joseph S. Kennedy
Chairman of the Board of Directors, Adaptec

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Cautionary Statement

This material contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related to Adaptec’s ability to capitalize on business trends and on its technology; its business prospects; its ability to deliver rewards to stockholders; the impact of market trends; the potential success of its new products; its future financial results or capital resources; and statements relating to plans, strategies and objectives of management for current or future products or the future direction of corporate strategy. Forward-looking statements may also be identified by their use of such words as “could,” and “will,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the impact of industry technology transitions; fluctuating operating results; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Important Notice Regarding Availability of Consent Revocation Materials

The Consent Revocation Statement and the Additional Solicitation Materials are available free of charge at www.adaptec.com/investor/proxy.

Stockholders may also contact Georgeson Inc. with questions or requests for additional copies of the consent revocation materials by calling toll free at (800) 223-2064.

Source: Adaptec, Inc.

The Abernathy MacGregor Group (Media)

Tom Johnson, 212-371-5999

Ian Campbell and Jim Lucas, 213-630-6550

or

Georgeson (Investors)

800-223-2064

adaptecinfo@georgeson.com